UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (DATE OF EARLIEST EVENT REPORTED) September 23, 2013

MASS MEGAWATTS WIND POWER, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MASSACHUSETTS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-32465	04-3402789
(COMMISSION FILE NUMBER NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

95 Prescott Street, Worcester, MA 01605
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant's telephone number, including area code: (508) 751-5432

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e

Item 7.01.     Regulation FD Disclosure

In the past several years, Mass Megawatts Wind Power, Inc. has primarily been in the business to innovate and improve wind energy systems and technologies.  In August 2013, Mass Megawatts added new innovations that significantly improve the efficiency of solar power systems to its business.

In September 2013, Mass Megawatts Wind Power, Inc. introduced a program for qualified businesses in certain states with a high rate of return of its capital investment into solar equipment.   For example, a project selling for $170,000 can anticipate $120,000 in cash realized from the investment at the end of year one.   In the following years, more than $30,000 a year in cash can be anticipated each year.

Related to the new product, Mass Megawatts recently announced the company’s entry into the $12 billion, US solar power market with the development of a new solar tracking technology designed to increase solar energy production by 30%.  The patent pending, Mass Megawatts ‘Solar Tracking System’ (STS) is designed to automatically adjust the position of solar panels to receive an optimal level of direct sunlight throughout the day.  Unlike other solar tracking technologies, the Mass Megawatts STS utilizes a low-cost structure that adds stability to the overall system while improving energy production levels.

The STS utilizes an innovative structural design that combines a simple, yet robust, A-frame design with a low-cost, protective outer-wall.  Using a non-electrical, and passive, tracking technology, the solar panels are automatically repositioned throughout the day as the sun's position travels from east to west.  This allows the panels to receive more direct sunlight and to generate more solar power for the customer.  With this system, solar power production is increased by up to 30% as compared to stationary configurations. Other single and dual tracking systems are subject to wind related structural stress and are more expensive to overcome for weather related issues.  Some designs in the solar market are more expensive than the stationary units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASS MEGAWATTS WIND POWER, INC.

September 23, 2013	By:	/s/ Jonathan C. Ricker
Jonathan C. Ricker
Chief Executive Officer
Chief Financial Officer